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April 30, 1998

GameTech International, Inc.
2209 W. 1st Street
Suite 113-114
Tempe, Arizona  85281

Re:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on April 29, 1998 (the "Registration Statement"), in connection with the registration of 2,000,000 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock") of GameTech International, Inc. (the "Company") reserved for issuance under the GameTech International, Inc. 1997 Stock Incentive Plan (the "Option Plan"), which is being filed as an exhibit to the Registration Statement. As your special counsel, we have examined the proceedings proposed to be taken in connection with the sale and issuance of the Shares.

Based on these examinations, it is our opinion that upon completion of the proceedings being taken or which we, as your special counsel, contemplate will be taken prior to the issuance of the Shares, the Shares when issued and sold will be legally and validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion is furnished to you in connection with the registration of the Shares and is for the benefit of the Company, and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.

Very truly yours,


MORGAN, LEWIS & BOCKIUS LLP